EXECUTION COPY

                                 AMENDMENT No. 1

                            dated as of July 31, 1998

                                       to

                  MASTER MOTOR VEHICLE FINANCE LEASE AGREEMENT

                            dated as of July 30, 1997

                                      among

                               AESOP LEASING L.P.,

                                   as Lessor,

                          AVIS RENT A CAR SYSTEM, INC.,

                         as Lessee and as Administrator,

                                       and

                             AVIS RENT A CAR, INC.,

                                  as Guarantor
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                     AMENDMENT No. 1 TO MASTER MOTOR VEHICLE
                             FINANCE LEASE AGREEMENT

            This Amendment No. 1 to Master Motor Vehicle Finance Lease Agreement (this "Amendment"), dated as of July 31, 1998, is made by and among AESOP LEASING L.P., a Delaware limited partnership (the "Lessor"), AVIS RENT A CAR SYSTEM, INC., a Delaware corporation ("ARAC" or the "Lessee"), individually and as the Administrator, and AVIS RENT A CAR, INC., a Delaware corporation, as guarantor (the "Guarantor").

                           W I T N E S S E T H:

            WHEREAS, the Lessor (such capitalized term, together with all other capitalized terms used and not otherwise defined herein, shall have the meaning assigned thereto in Section 1), ARAC and the Guarantor are parties to a Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997 (the "AESOP I Finance Lease"), pursuant to which the Lessor has financed the purchase of Program Vehicles and Non-Program Vehicles of one or more Manufacturers with proceeds provided to the Lessor by the Lender pursuant to the AESOP I Finance Lease Loan Agreement and other available funds; and

            WHEREAS, the Guarantor has guaranteed the obligations of the Lessee under the AESOP I Finance Lease, pursuant to Section 26 of the AESOP I Finance Lease; and

            WHEREAS, the Lessor now wishes to amend certain provisions of the AESOP I Finance Lease;

            NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the AESOP I Finance Lease is hereby amended as follows:

            SECTION 1. DEFINITIONS.

            Unless otherwise specified herein, capitalized terms used herein (including the preamble and recitals hereto) shall have the meanings ascribed to such terms in the Definitions List attached as Schedule I to the Base Indenture, dated as of July 30, 1997 (the "Base Indenture"), between AFC-II, as Issuer, and Harris Trust and Savings Bank, as Trustee, as such Definitions List has been amended by the Supplemental Indenture and as such Schedule I may from time to time be further amended in accordance with the Base Indenture.
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            SECTION 2. AMENDED PROVISION.

            General Agreement. Section 2(b)(ii) of the AESOP I Finance Lease is hereby amended to add, prior to the semicolon as the end thereof, the following clause:

            , including, without limitation, any and all Franchisee Vehicles identified in an Officer's Certificate delivered pursuant to Section 2.1(iii) hereof, and all Certificates of Title with respect thereto, irrespective of whether the Franchisee Vehicle Leasing Condition shall have been satisfied with respect to such Franchisee Vehicles (provided, that this clause is intended to confirm the pledge and grant made hereby with respect to any Franchisee Vehicles and shall not be construed as a waiver or limitation of the Franchisee Vehicle Leasing Condition)

            SECTION 3. THE GUARANTY.

            Affirmation of Guaranty. The Guarantor hereby affirms and ratifies its guaranty as set forth in the AESOP I Finance Lease and confirms that the liabilities and obligations of the Guarantor thereunder will be absolute and unconditional under all circumstances and that the execution of this Amendment shall not in any way affect such liabilities and obligations.

            SECTION 4. CERTAIN REPRESENTATIONS AND WARRANTIES.

            The Lessee represents and warrants to the Lessor and the Trustee as to itself, and the Guarantor represents and warrants to the Lessor and the Trustee as to itself and as to the Lessee, that as of the date hereof:

            4.1 Restatement of Representations. Each of the Guarantor and the Lessee hereby restates each representation made by it in the AESOP I Finance Lease and confirms that each such representation is true and correct as if made on the date hereof.

            4.2 Authorization; Enforceability. Each of the Guarantor and the Lessee has the corporate power and has taken all necessary corporate action to authorize it to execute, deliver and perform this Amendment. This Amendment has been duly executed and delivered by the Guarantor and the Lessee and is a legal, valid and binding obligation of the Guarantor and the Lessee, enforceable in accordance with its terms.

            4.3 Compliance. The execution, delivery and performance by the Guarantor and the Lessee of this Amendment do not and will not (i) require any consent, approval, authorization or registration not already obtained or effected, (ii) violate any applicable law with respect to the Guarantor or the Lessee which violation could result in a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as amended, of the Guarantor or the Lessee, (iv) conflict with, result in a breach of, or constitute a default under any indenture, agreement, or other instrument to which the
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Guarantor or the Lessee is a party or by which its properties may be bound which conflict, breach or default could result in a Material Adverse Effect, or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Lessee except Permitted Encumbrances.

            SECTION 5. MISCELLANEOUS.

            5.1 Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

            5.2 Headings. Section headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

            5.3 Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Amendment.

            5.4 Effective Date. This Amendment shall become effective on the date hereof. Except as expressly amended hereby, the AESOP I Finance Lease is in all respects ratified and confirmed and in full force and effect. From and after the date hereof, all references in the Related Documents to the AESOP I Finance Lease shall mean such agreement as amended and restated hereby, unless the context otherwise requires.

            IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              LESSOR:

                              AESOP LEASING L.P.

                              By:  AESOP LEASING CORP.,
                                   its general partner

                              By:


                              LESSEE AND ADMINISTRATOR:

                              AVIS RENT A CAR SYSTEM, INC.

                              By:


                              GUARANTOR:

                              AVIS RENT A CAR, INC.

                              By: